Exhibit 99.1

For more information, contact:	For ICOP Investor/Media Relations:
Laura E. Owen, COO & President	Elite Financial Communications Group
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Tiffany Korkis or Kathy Addison, Directors of Elite Media Group
Phone: (913) 338-5550	Phone: (407) 585-1080
Fax: (913) 312-0264	ICOP@efcg.net
Lowen@ICOP.com
www.ICOP.com

ICOP DIGITAL REPORTS 2008 YEAR END RESULTS

Investor Teleconference and Webcast to Begin at 4:15 PM ET Today

LENEXA, KS – (PR NEWSWIRE) – March 17, 2009 – ICOP Digital, Inc. (Nasdaq: ICOP) today announced financial and operational results for the three and 12 months ended December 31, 2008. ICOP is an industry-leading company engaged in advancing digital surveillance solutions.

Key Operational Highlights

•	During 2008, ICOP processed orders for approximately 1929 ICOP Model 20/20®-W digital in-car video systems and related ancillary products from agencies in 46 U.S. states.

•	61% of all purchase orders processed during the year represented re-orders from existing customers engaged in fleet deployments of the ICOP Model 20/20-W. This compared to 48% in 2007.

•	43% of the total orders processed during 2008 originated from ICOP’s growing network of independent dealers.

•	ICOP responded to 86 Requests for Proposals (RFPs) during 2008; of the 56 awarded, thus far, ICOP has won 24, representing a 43% closing ratio.

•	In late 2008, ICOP won first time orders from four U.S. Military installations totaling cumulative sales of approximately $620,000, which was booked in the third quarter.

•	ICOP booked a total of 142 net new agency accounts for 2008.

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During the year, ICOP processed initial and follow-on orders from major and metropolitan agencies in Alabama, California, Georgia, Iowa, Kansas, Kentucky, North Carolina, New York, South Carolina, Tennessee, Texas, Utah and Wisconsin.

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Following a three month, national, multi-agency field test that commenced in March 2008, ICOP announced the commercial availability of ICOP LIVE™ during the second quarter of 2008. ICOP LIVE is a proprietary wireless, audio and video streaming solution designed to provide real-time situational awareness to first responders, emergency managers and crisis coordinators.

•	In early 2008, ICOP introduced to market the ICOP Model 4000™, its school bus surveillance system, and commenced shipments of initial trial units in the second quarter of the year.

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In November 2008, ICOP unveiled its newest innovation in advanced surveillance solutions: the ICOP 20/20 VISION™ at the annual IACP conference in San Diego; on March 11, 2009, the Company announced that the product was commercially available and shipments had commenced.

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ICOP also recently announced that it successfully defended against alleged patent infringement claims filed by L-3 Communications Mobile-Vision with the International Trade Commission (ITC). On February 3, 2009, ICOP reported that L-3 moved to withdraw its complaint in response to ITC Administrative Law Judge Robert K. Roberts, Jr. ordering that the case be abandoned. L-3 failed to produce a single piece of evidence, expert opinion or witnesses to testify on its behalf.

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In early March of this year, ICOP announced that it had been awarded a contract to equip Ministry of Interior vehicles in Saudi Arabia with the ICOP Model 20/20-W; in early March 2009, ICOP shipped 100 units in support of a pilot deployment project. The Kingdom of Saudi Arabia operates one of the single largest security forces in the world with tens of thousands of vehicles comprising its fleet.

Dave Owen, ICOP Chairman and CEO, stated, “On reflection, 2008 was both a challenging and a rewarding year for ICOP – a year in which we made important progress on the expansion of our suite of proprietary surveillance products and solutions, saw material growth in our independent dealer network, and gained meaningful traction with our international market penetration efforts. We are very proud of our many notable accomplishments in the last 15 months, and fully anticipate that 2009 will be a game-changing year for ICOP.”

ICOP will host a teleconference today beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 800-219-6110 or via webcast accessible on www.ICOP.com. For those unable to participate at that time, a replay of the webcast will be available for 90 days at www.ICOP.com.

Financial highlights for the three months ended December 31, 2008 compared to the three months ended December 31, 2007:

•	Revenues decreased 24% to $2.49 million from $3.29 million.

•	Total operating expenses fell 28% to $2.29 million from $3.19 million.

•	Sales, general and administrative costs were $2.0 million, down 27% from $2.75 million.

•	Research and development costs fell 34% to $293,000 from $444,000.

•	Net loss declined to $1.51 million, or $0.20 per basic and diluted share, from $1.93 million, or $0.26 per basic and diluted share.

Financial highlights for the 12-months ended December 31, 2008 compared to the 12-months ended December 31, 2007.

•	Revenues totaled $10.86 million, down 8% from $11.84 million.

•	Total operating expenses declined 8% to $9.96 million from $10.84 million.

•	Sales, general and administrative costs remained relatively flat at $8.83 million, compared to $9.04 million.

•	Research and development costs dropped 37% to $1.13 million from $1.80 million.

•	Net loss was $5.92 million, or $0.79 per basic and diluted share, up from $5.46 million, or $0.75 per basic and diluted share.

•	Net cash used in operating activities decreased 30% to $3.32 million from $4.77 million.

As of December 31, 2008, ICOP had $1.87 million in cash, cash equivalents and accounts receivable; $3.98 million in inventory; and net working capital of $3.11 million. Total shareholders’ equity was $5.27 million.

“By practicing strict expense discipline, coupled with the successful execution of new sales and marketing campaigns both here and abroad, ICOP fully intends to weather the prevailing recession and market downturn. The challenges we endured in 2008 have served to fortify our resolve to fully lead the markets we serve – and we have pledged ourselves to this mission. After spending the past several years developing a full suite of innovative surveillance products that we believe simply can not be matched in quality, functionality or user benefits, we are now focused almost exclusively on meeting the growing global demand for ICOP solutions. Aggressively ramping sales and achieving profitability in 2009 are our highest priorities and are goals that we fully intend to achieve,” added Owen.

CHARTS TO FOLLOW

ICOP DIGITAL, INC.

Condensed Balance Sheet

(Audited)

	December 31,
	2008	2007
Assets
Current assets:
Cash an cash equivalents	$99,192	$3,166,213
Accounts receivable, net of allowances of $121,173 and $114,000 at December 31, 2008 and 2007, respectively	1,775,741	2,915,897
Inventory, at lower of cost or market	3,977,138	4,143,781
Prepaid expenses	209,545	502,320
Other current assets	141,325	—

Total current assets	6,202,941	10,728,211
Property and equipment, net of accumulated depreciation $1,230,779 and $706,819 at December 31, 2008 and 2007, respectively	2,024,318	1,359,630
Other assets:
Deferred patent costs	87,621	87,621
Investment, at cost	25,000	25,000
Security deposit	18,258	18,258

Total other assets	130,879	130,879

Total assets	$8,358,138	$12,218,720

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$643,124	$735,382
Accrued liabilities	596,854	553,105
Notes payable	780,000	—
Due to factor	602,009	—
Unearned revenue	466,983	359,937

Total current liabilities	3,088,970	1,648,424
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, no par value; 50,000,000 shares authorized, 7,486,385 and 7,455,054 issued and outstanding at December 31, 2008 and 2007, respectively	30,338,572	29,710,064
Accumulated other comprehensive income	272	7,729
Retained deficit	(25,069,676)	(19,147,497)

Total shareholders’ equity	5,269,168	10,570,296

Total liabilities and shareholders’ equity	$8,358,138	$12,218,720

ICOP DIGITAL, INC.

Condensed Statements of Operations

(Audited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Sales, net of returns and allowances	$2,493,606	$3,289,388	$10,859,850	$11,842,415
Cost of sales	1,625,773	2,039,410	6,689,758	6,645,018

Gross profit	867,833	1,249,978	4,170,092	5,197,397
	34.8%	38.0%	38.4%	43.9%
Operating expenses:
Selling, general and administrative	1,995,825	2,749,893	8,830,394	9,040,256
Research and development	293,121	443,697	1,131,199	1,799,555

Total operating expenses	2,288,946	3,193,590	9,961,593	10,839,811
Operating loss	(1,421,113)	(1,943,612)	(5,791,501)	(5,642,414)
Other income (expense):
Realized income on foreign currency translation	—	—	—	11,691
Loss on disposal of property and equipment	(21,285)	(7,870)	(33,361)	(15,025)
Interest income	593	38,148	28,589	223,810
Interest expense	(70,111)	—	(125,906)	(37,802)
Other income	—	(18,544)	—	1,456

Loss before income taxes	(1,511,916)	(1,931,878)	(5,922,179)	(5,458,284)
Income tax provision	—	—	—	—

Net Loss	$(1,511,916)	$(1,931,878)	$(5,922,179)	$(5,458,284)

Basic and diluted net loss per share	$(0.20)	$(0.26)	$(0.79)	$(0.75)

Basic and diluted weighted average common shares outstanding	7,486,385	7,455,054	7,472,032	7,320,699

About ICOP Digital, Inc.

ICOP Digital, Inc. (NASDAQ: ICOP) protects people, assets and profits through its surveillance and communications solutions for the public and private sectors. The ICOP Model 20/20®-W is the leading digital in-car video system for law enforcement. The ICOP 20/20 VISION™ integrates the award-winning, robust functionality of the ICOP Model 20/20-W into the existing Mobile Data Terminal, or laptop, installed in a law enforcement vehicle. ICOP DVMS™ and ICOP iVAULT MMS™ (enterprise) server software solutions store and manage video files. The ICOP Model 4000™ mobile digital video system records video from transit and school buses, and rail. ICOP LIVE™ delivers real-time situational awareness from mobile or fixed cameras (live video to a first responder vehicle and/or to headquarters), helping to optimize the outcome of a crisis. www.ICOP.com (GSA Contractor)

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of ICOP’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “will,” or other variations on these terms. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. ICOP may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, the performance or reliability of our products, our ability to draw funds and meet obligations under the new line of credit, our ability to regain compliance with Nasdaq listing standards and our ability to generate working capital to support operations. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect ICOP and its operations, are included in certain forms ICOP has filed with the Securities and Exchange Commission. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and ICOP has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.